Exhibit 99.1

LIFESTANCE HEALTH NAMES DANISH QURESHI AS CHIEF OPERATING OFFICER, EFFECTIVE JULY 1, 2022

Gwen Booth Retiring from COO Role; Appointed as Executive Director, LifeStance Health Foundation

SCOTTSDALE, Ariz.—May 23, 2022—LifeStance Health (NASDAQ: LFST), one of the nation’s largest providers of outpatient mental healthcare, today announced that its Board of Directors approved the appointment of Danish Qureshi, currently Chief Growth Officer, LifeStance, as the company’s next Chief Operating Officer, effective July 1, 2022. Gwen Booth, who has served as COO since the company’s founding in 2017, is retiring from her operating role and will become the first Executive Director of LifeStance Health Foundation (the “Foundation”). Established in 2021, the Foundation is a 501(c)(3) non-profit organization that was endowed to award grants, make scholarships and support organizations that share LifeStance’s vision to improve mental health access.

“As a highly-experienced healthcare executive and founding member of the LifeStance team, Danish is well-positioned to successfully guide our business through its next phase of growth,” said Michael Lester, Chairman and CEO, LifeStance. “Danish has been instrumental in the success of our organic growth engine and the rapid scaling of our business since inception. He has an excellent track record delivering against our long-term strategic priorities, and we are confident that he will excel in this new role.”

“I’m excited to step into this new role and build on the strong foundation developed by Gwen and our entire operations team,” said Qureshi. “There has never been a more important time to increase access to trusted, affordable and personalized mental healthcare. We are committed to delivering positive outcomes for our patients, employees and shareholders, and in doing so, make significant progress toward our vision of a truly healthy society where mental and physical healthcare are unified to make lives better. Gwen has been a trusted partner since the founding of the company, and I look forward to working closely together during this transition.”

“On behalf of our executive leadership team and all our teams across the country, we are grateful for Gwen’s contributions during her tenure. We’re delighted that she will continue to support LifeStance’s commitment to reimagining mental health through the Foundation,” added Lester.

“I’m extremely proud of LifeStance’s success and what we’ve achieved to make high-quality mental healthcare widely available across the country,” said Booth. “I’m grateful to every single LifeStance team member who has contributed to advancing our mission, and I look forward to combining my passion for enhancing access to care with non-profit work by leading the Foundation.”

ABOUT DANISH QURESHI

In his current role as Chief Growth Officer, Qureshi oversees all organic growth initiatives for the company. He leads clinician recruiting, de novo center openings, payor contracting, customer care and national marketing. Previously, Qureshi was the SVP of Strategic Initiatives at Accelecare Wound Centers, Inc. and COO of the post-acute division, Accelecare Wound Professionals, LLC. While at Accelecare, he grew the post-acute division into a nationwide network of 400 skilled nursing facilities under contract, with physicians employed across 22 states. Prior to Accelecare, Qureshi worked at Nautic Partners, a mid-market private equity firm, with a sector focus on healthcare. He began his career as a management consultant with Bain & Company. Qureshi received his B.A. from Northwestern University.

ABOUT LIFESTANCE HEALTH

Founded in 2017, LifeStance (NASDAQ: LFST) is reimagining mental health. We are one of the nation’s largest providers of virtual and in-person outpatient mental healthcare for children, adolescents and adults experiencing a variety of mental health conditions. Our mission is to help people lead healthier, more fulfilling lives by improving access to trusted, affordable and personalized mental healthcare. LifeStance employs approximately 5,000 psychiatrists, advanced practice nurses, psychologists and therapists and operates across 32 states and more than 500 centers. To learn more, please visit www.LifeStance.com.

ABOUT LIFESTANCE HEALTH FOUNDATION

Established in 2021, LifeStance Health Foundation is a 501(c)(3) non-profit organization that was endowed to award grants, make scholarships and support organizations that share LifeStance’s vision to improve mental health access. The Foundation focuses on especially vulnerable patients including youth and adolescents, underrepresented minority communities and the underemployed and uninsured. To date, the Foundation has awarded more than $400,000 to both national and local non-profits working to destigmatize access to mental healthcare.

###

Media Contact:

Brooke Matthews

Director of Public Relations

media@lifestance.com

Investor Contact:

Monica Prokocki

VP of Investor Relations

investor.relations@lifestance.com